ASSET PURCHASE AGREEMENT


                  This ASSET PURCHASE AGREEMENT (this "Agreement"), is entered into as of September 5, 2003, by and among JONES PHARMA INCORPORATED, a Delaware corporation ("JPI"), JMI-DANIELS PHARMACEUTICALS, INC., a Florida corporation ("JMI-Daniels" and together with JPI, "Seller"), and VIRBAC CORPORATION, a Delaware corporation ("Buyer").

                  WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to acquire from Seller, certain assets used by Seller solely and exclusively in Seller's manufacture and distribution of the animal health products sold under the trademarks Soloxine(R), Pancrezyme(R), Tumil-K(R), Uroeze(R) and Ammonil(R) (the "Products"), and, in connection therewith, will assume from Seller certain liabilities related to the Products.

                  NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Seller and Buyer agree as follows:

Article 1
                           DEFINITIONS AND REFERENCES

1.1. Defined Terms.

                  As used in this Agreement, the following defined terms have the meanings specified below:

                  "Acquired Assets" means those assets identified in Section
2.1.

                  "Activities" means the marketing, distribution and selling of the Products as conducted by Seller in Seller's ordinary course of business prior to the Closing Date.

                  "Additional Soloxine(R) Inventory" has the meaning set forth in Section 6.9.

                  "Advertising and Promotional Materials" means all existing advertising and promotional materials owned or developed by Seller, including flyers, brochures, pamphlets, video cassettes, tradeshow materials and booths, or any similar materials or items, which pertain exclusively to the Products and are in the possession of Seller on the Closing Date.

                  "Affiliates" means, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes hereof, the term "controlled" (including the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.

                  "Assigned Contracts" means those contracts listed in Appendix
A.

                  "Assigned Trademarks" means the registered trademarks listed in Appendix B, including any goodwill associated therewith.

                  "Assignment of Trademarks" means that certain Assignment of Trademarks, dated as of the Closing Date and executed by Seller and Buyer, substantially in the form attached hereto as Exhibit A.

                  "Assumed Liabilities" has the meaning set forth in Section
3.1.

                  "Assumption Agreement" means that certain Assumption Agreement, dated as of the Closing Date and executed by Seller and Buyer, substantially in the form attached hereto as Exhibit B.

                  "Bill of Sale" means that certain Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Seller and Buyer, substantially in the form attached hereto as Exhibit C.

                  "Buyer Financial Statements" has the meaning set forth in
Section 5.2.5.

                  "Buyer Manufacturing Facility" means Buyer's manufacturing facility located at 13001 St. Charles Rock Road, Bridgeton, Missouri 63044.

                  "Cap" has the meaning set forth in Section 10.5.

                  "Closing" means the consummation of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities, all as contemplated by this Agreement.

                  "Closing Date" has the meaning set forth in Section 7.1.

                  "Confidentiality Agreement" has the meaning set forth in
Section 6.11.

                  "Damages" means any and all costs, losses, damages, claims, liabilities, fines, penalties and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a party hereto.

                  "Deductible" has the meaning set forth in Section 10.5.

                  "Document Delivery Date" means the date on which Seller delivers to Buyer the Soloxine(R) Documents, which date shall not be earlier than the Closing Date.

                  "Encumbrances" mean any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements, encumbrances or charges.

                  "Equipment" means the equipment identified in Appendix D.

                  "Escrow Agent" means United Bank, a state banking association with its headquarters in Vienna, Virginia.

                  "Escrow Agreement" means that certain Escrow Agreement dated as of the Closing Date and executed by Buyer, Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit D.

                  "Escrow Amount" has the meaning set forth in Section 4.1(b).

                  "Excluded Assets" has the meaning set forth in Section 2.2.

                  "Excluded Liabilities" has the meaning set forth in Section
3.2.

                  "Facility Transfer Date" means the first date on which Buyer produces a batch of Soloxine(R) from the Buyer Manufacturing Facility that is packaged, tested, released and ready for sale to the ultimate consumer.

                  "FDA" means the United States Food and Drug Administration and any successor agency or entity that may be established hereafter.

                  "FDCA" means the federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

                   "Indemnified Party" has the meaning set forth in Section
10.4.

                  "Indemnifying Party" has the meaning set forth in Section
10.4.

                  "Inventory" means all rights of Seller in the finished goods inventory of the Products that are owned by Seller as of the Closing Date, that are packaged, tested, released and ready for sale to the ultimate consumer as of the Closing Date, and that have expiration dates of at least twelve (12) months after the Closing Date.

                  "Liabilities" shall mean, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person's balance sheets or other financial books and records.

                  "License" has the meaning set forth in Section 2.4.

                  "Licensed Technology" means any patent, unpatented inventions, know-how and technical data owned or in the possession of Seller that is reasonably necessary, and currently used by Seller, in the manufacture of Soloxine(R) and that Seller has the right to provide to Buyer as of the date of this Agreement.

                  "Manufacturing Deficiency" means, with respect to Soloxine(R), one or more of the following are true: (a) at the time Soloxine(R) is made available by Seller to the common carrier, Soloxine(R) fails to meet release specifications in effect at the time of release in any material respect, (b) Soloxine(R) is not manufactured by Seller in material compliance with good manufacturing practices in effect at the time of manufacture, or (c) Soloxine(R) is adulterated or misbranded by Seller within the meaning of the FDCA. Except as specifically set forth in this definition, no other event, condition or deficiency shall be deemed a Manufacturing Deficiency.

                  "Material Adverse Effect" means (a) a material adverse effect on the Acquired Assets, taken as a whole, (b) a material adverse effect on the validity or enforceability of this Agreement or (c) a material impairment of the ability of Seller to fulfill Seller's obligations under this Agreement; provided, that the term "Material Adverse Effect" shall specifically exclude any material adverse effect caused by, arising out of or related to (i) factors affecting the animal health pharmaceutical products market generally or the markets in which the Products compete, (ii) general, national, regional or local economic or financial conditions, (iii) changes in laws, rules and regulations or other governmental action, or (iv) the failure to achieve any financial or operational targets, projections or milestones set forth in any business plan or budget.

                  "NDC" has the meaning set forth in Section 6.1(d).

                  "Person" means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

                  "Pre-Closing Accounts Receivable" has the meaning set forth in
Section 6.4.

                  "Product Financial Statements" has the meaning set forth in
Section 6.12.

                  "Products" has the meaning set forth in the Recitals.

                  "Purchase Deficiency" has the meaning set forth in Section 4.4(a).

                  "Purchase Orders" has the meaning set forth in Section 2.1(h).

                  "Required Consents" means all consents, authorizations and approvals from third parties listed on Appendix E which are necessary for the valid assignment and transfer to Buyer of the Acquired Assets.

                  "Seller Manufacturing Facility" means Seller's manufacturing facility located at 2540 26th Avenue North, St. Petersburg, Florida.

                  "Seller Packaging Materials" has the meaning set forth in
Section 2.3(d).

                  "Soloxine(R) Documents" means the documents with respect to Soloxine(R) set forth on Appendix C.

                  "Soloxine(R) Forecast" has the meaning set forth in Section 6.9(b).

                  "Transferred Data" means the chemistry, safety and efficacy data related solely and exclusively to the Products and in Seller's possession as of the Closing Date.

1.2. Construction of Certain Terms and Phrases.

                  Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement; (e) the term "or" has, except as otherwise indicated, the inclusive meaning represented by the phrase "and/or" and (f) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

Article 2
                           PURCHASE AND SALE OF ASSETS

2.1.     Acquired Assets.

                  On the Closing Date, and subject to the terms and conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, assume and accept from Seller, all of Seller's right, title and interest in and to the following (collectively, the "Acquired Assets"):
                  (a) the formulations used solely and exclusively in the manufacture of the Products;

                  (b) the Transferred Data;

                  (c) the Assigned Trademarks;

                  (d) the Advertising and Promotional Materials;

                  (e) the Equipment;

                  (f) the Assigned Contracts;

                  (g) the Canadian product registrations of Soloxine(R) and Tumil-K(R), when and to the extent transferable in accordance with applicable law; and

                  (h) all Product purchase orders in the possession of Seller which have not been filled by Seller as of the Closing Date, which purchase orders are set forth on Schedule 2.1(h) (the "Purchase Orders").

2.2.     Excluded Assets.

                  Notwithstanding anything herein to the contrary, Seller does not and shall not sell, assign, convey, transfer or deliver and Buyer does not purchase, assume or accept, any assets or rights not specifically listed and identified in Section 2.1 (the "Excluded Assets"), including:

                  (a) the trademarks "DP," "DANIELS," "JMI-DANIELS PHARMACEUTICALS," "JONES PHARMA," "KING," "KING PHARMACEUTICALS," "KINGPHARM," "MONARCH," "MONARCH PHARMACEUTICALS" and any variation thereof or derivation therefrom and any other rights in or to such names or the names of any other Affiliates of Seller; provided, however, that Buyer shall have the limited right to utilize the "DP" symbol solely on Soloxine(R) tablets included in the Inventory and the Additional Soloxine(R) Inventory; provided further, however, that Buyer shall have the limited, non-exclusive right to package Soloxine(R) in brown bottles with yellow labels and white caps solely for sale or distribution in the veterinary market, only;

                  (b) the Pre-Closing Accounts Receivable;

                  (c) any formulations, specifications, rights, uses, indications, technology, data, intellectual property and other assets related to or used in connection with other animal health products of Seller and its Affiliates, including Derma Scrub and Liqui-Char(R)-Vet;

                  (d) any formulations, specifications, rights, uses, indications, technology, data, intellectual property and other assets related to or used in connection with any other products of Seller and its Affiliates, including Levoxyl(R);

                  (e) all contracts of insurance and all insurance plans related to the Products and the assets of such insurance plans;

                  (f) any and all claims of Seller with respect to any tax refunds;

                  (g) any and all claims of Seller with respect to any other refund or rebate related to the Products;

                  (h) all of (i) Seller's organizational documents and other corporate records, and originals of account books of entry, (ii) any books, records, accounts, checks, payment records, tax records (including payroll, unemployment, real estate and other tax records) and other similar books, records and information of Seller relating to the Activities and the Products,
(iii) all records prepared by, for or on behalf of Seller in connection with the sale of the Products, and (iv) any and all records and documents to the extent relating to any Excluded Assets; and

                  (i) all of the rights of Seller under or pursuant to this Agreement or any other rights in favor of Seller pursuant to any other agreement contemplated hereby or thereby.

                  Buyer further acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, (i) Seller shall retain all know-how and rights necessary for Seller to manufacture, market, sell, and distribute all pharmaceutical products other than the Products, and (ii) Buyer shall acquire no right, title, or interest whatsoever in or to any property or assets of Seller or any of Seller's Affiliates except as expressly set forth in this Agreement.

2.3.     Sale of Inventory.

                  (a) On the Closing Date, and subject to the terms and conditions of this Agreement, Seller shall sell, assign, convey, and transfer to Buyer, and Buyer shall purchase, assume and accept from Seller, all of Seller's right, title and interest in and to the Inventory described in Schedule 2.3(a).

                  (b) The purchase price for the Inventory shall be as set forth on Schedule 2.3(b).

                  (c) Seller shall make available all of the Inventory within five (5) business days after the Closing Date. All Inventory shall be shipped F.O.B. King's manufacturing facility in Bristol, Tennessee at Buyer's expense via a carrier designated by Buyer. Seller shall bear the risk of loss to the Inventory until the Inventory has been made available for delivery to such carrier at King's manufacturing facility in Bristol, Tennessee, from and after which time Buyer shall bear all risk of loss to the Inventory.

                  (d) The parties acknowledge that the Inventory and the Additional Soloxine(R) Inventory (as described in Section 6.9 below) purchased under this Agreement may contain packaging and labeling with the names, logos and trademarks of Seller and/or its Affiliates ("Seller Packaging Materials"). For the avoidance of doubt, the Seller Packaging Materials do not include the Assigned Trademarks. Buyer may (i) distribute such Inventory and Additional Soloxine(R) Inventory with the Seller Packaging Materials as provided by Seller and/or its Affiliates until the earlier of the date such Inventory and Additional Soloxine(R) Inventory has been sold to third parties or the date which is eighteen (18) months after the Closing Date and (ii) to the extent permitted by applicable laws, rules and regulations, use the existing stock of Seller Packaging Materials as of the Closing Date solely in connection with the packaging of the applicable Product therefor until the earlier of the date such existing stock of Seller Packaging Materials has been exhausted or the date which is six (6) months after the Closing Date; provided, however, that Buyer shall not, and shall have no right to, use such names, logos, and trademarks for any other purpose and Buyer shall cease using or distributing the Seller Packaging Materials after the applicable date set forth above. Buyer acquires no right, title, or interest in or to any of Seller's names, logos, trademarks or trade names except for the Assigned Trademarks as contemplated herein. Buyer further agrees that Buyer shall not deface or remove any such Seller Packaging Materials nor alter in any way such Seller Packaging Materials without Seller's prior written consent. Upon Seller's reasonable request, Buyer shall permit Seller to inspect any products containing or utilizing Seller's Packaging Materials to ensure such products are maintained in a high quality manner and in accordance with Buyer's obligations hereunder.

                  (e) Buyer shall at all times handle, warehouse, store, market, sell, distribute and otherwise dispose of such Inventory and Additional Soloxine(R) Inventory in a high quality manner and in accordance with customary industry practice and in strict compliance with all applicable laws, rules and regulations, including current good manufacturing practices and product labeling and specifications.

                  (f) Seller warrants to Buyer that the Soloxine(R) portion of the Inventory purchased under this Agreement will be free from any Manufacturing Deficiency. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.3(f), THE INVENTORY IS PROVIDED "AS IS, WHERE IS", AND SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE INVENTORY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SELLER SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE.

2.4.     License.

                  On the Closing Date, and subject to the terms and conditions of this Agreement, Seller shall grant and deliver to Buyer the license to utilize the Licensed Technology in the form attached hereto as Exhibit E (the "License"). Buyer shall have no right to, and hereby covenants that in no event shall Buyer, use such Licensed Technology for any purpose other than those permitted or provided for in the License.

Article 3
                            ASSUMPTION OF LIABILITIES

3.1.     Assumed Liabilities.

                  Subject to the terms and conditions of this Agreement, Buyer shall assume, effective as of the Closing Date, and at all times from and after the Closing Date, Buyer shall have the sole and exclusive liability for and shall pay, perform, discharge and otherwise fully satisfy when due, any and all Liabilities (including compliance with all applicable laws and regulations) arising out of or related to the following:

                  (a) any product liability, breach of warranty or similar claim for injury to person, animal or other property, regardless of when asserted, which resulted from the use or misuse of Products or otherwise related to the Products sold on or after the Closing Date by or on behalf of Buyer;

                  (b) except as expressly provided in Section 6.5(a), the return of any Product on or after the Closing Date, whether or not sold by Seller or any Affiliate of Seller prior to, on or after the Closing Date;

                  (c) all Liabilities related to the Purchase Orders; provided, however, that Buyer shall assume no Liabilities arising directly or indirectly from the manufacturing of the Soloxine(R) portion of the Inventory or the Additional Soloxine(R) Inventory to the extent such Liabilities arise solely from a Manufacturing Deficiency; and

                  (d) without limitation to (a) through (c) above, the ownership, licensing, operation, use of, or conduct of business in connection with, any of the Acquired Assets from and after the Closing Date, including Liabilities arising directly or indirectly from the manufacturing, marketing, sale or distribution of the Products from and after the Closing Date, including any violations of applicable laws, rules, regulations, ordinances, orders or decrees in connection therewith; provided, however, that Buyer shall assume no Liabilities arising directly or indirectly from the manufacturing of the Soloxine(R) portion of the Inventory or the Additional Soloxine(R) Inventory to the extent such Liabilities arise solely from a Manufacturing Deficiency.

                  All of the foregoing are hereinafter collectively referred to as the "Assumed Liabilities."

3.2.     Excluded Liabilities.

                  Except for the Assumed Liabilities, Buyer shall not assume any Liabilities arising prior to the Closing Date with respect to the Products or out of the manufacture, marketing, sale or distribution of the Products. All such Liabilities, except for the Assumed Liabilities, are collectively referred to as the "Excluded Liabilities".

Article 4
                           PURCHASE PRICE AND PAYMENT

4.1. Consideration.

                  In consideration for the rights to be assigned or transferred by Seller to Buyer pursuant to Article 2,

                  (a) on the Closing Date, Buyer shall (i) pay to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller (A) the sum of Twelve Million Dollars ($12,000,000) and (B) the purchase price for the Inventory in accordance with Section 2.3, and (ii) assume the Assumed Liabilities as described in Section 3.1;
                  (b) on the Closing Date, Buyer shall pay to the Escrow Agent by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, the sum of One Million Five Hundred Thousand Dollars ($1,500,000) (such amount, together with all interest and earnings thereon, the "Escrow Amount"). The Escrow Amount shall be held by the Escrow Agent in accordance with the Escrow Agreement for the sole and exclusive benefit of Seller. The Escrow Agent shall deliver the Escrow Amount to Seller on the earlier to occur of (i) the twelve (12) month anniversary of the Closing Date, or (ii) the date on which the Facility Transfer Date has occurred. Buyer covenants and agrees to deliver to the Escrow Agent, with a copy to Seller, prompt notice of the occurrence of the Facility Transfer Date; provided, that, in no event shall such notice be delivered after the date which is five (5) calendar days after the occurrence of the Facility Transfer Date; and
                  (c) on the Document Delivery Date, Buyer shall pay to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, the sum of One Million Five Hundred Thousand Dollars ($1,500,000).

4.2.     Currency.

                  All payments to be made under this Agreement shall be made in United States currency.

4.3.     Taxes.

                  Buyer shall be responsible for and shall promptly pay any and all federal, state, provincial, territorial, and local transfer, sales, excise, use, and other taxes, filing and/or recording fees or other similar levies or assessments if any, levied or imposed as a result of the transactions contemplated by this Agreement, excluding any taxes payable on Seller's income.

4.4.     Purchase Price Adjustment.

                  (a) Subject to Section 4.4(c) of this Agreement, if during the ninety (90) day period after the Closing Date, (i) Buyer shall receive written notice from customers that such customers have elected not to purchase Soloxine(R) from Buyer pursuant to Purchase Orders, (ii) the aggregate purchase price (as reflected on Schedule 2.1(h)) of the amount of Soloxine(R) covered by such written notices shall exceed twenty-five percent (25%) of the aggregate purchase price (as reflected on Schedule 2.1(h)) for all of the Product subject to the Purchase Orders (the amount of such excess, the "Purchase Deficiency"), and (iii) Seller shall have received from Buyer a written certificate executed by an executive officer of Buyer that the conditions set forth in clauses (i) and (ii) have been met, together with copies of the customer notices described in clause (i) above, then, within thirty (30) days thereafter, Seller shall refund to Buyer a portion of the purchase price paid to Seller at Closing equal to eighty percent (80%) of the Purchase Deficiency. Buyer covenants and agrees to use commercially reasonable efforts consistent with standard industry practices to fill all of the Purchase Orders. In connection therewith, Buyer covenants and agrees that for any customer with a Purchase Order, Buyer shall fill all orders for Product from such customer first from the Purchase Orders before accepting any other purchase orders for Products from such customer.

                  (b) Subject to Section 4.4(c) of this Agreement, if (i) the gross margin (as defined below) for all Products for the year ended December 31, 2002 as reflected on the Product Financial Statements is less than ninety five percent (95%) of the dollar figure shown on Schedule 4.4(b), and (ii) within five (5) business days after such Product Financial Statements have been prepared, Buyer shall notify Seller in writing of the amount of such gross margin deficiency, together with a copy of the Product Financial Statements and detailed supporting documentation, then, within thirty (30) days after receipt of such notice and supporting documentation from Buyer, Seller shall refund to Buyer a portion of the purchase price paid to Seller at Closing in an amount equal to such gross margin deficiency. For purposes of this Section 4.4(b), "gross margin" shall mean the difference between net sales and cost of sales.
                  (c) Notwithstanding anything to the contrary in this Agreement or otherwise, the maximum aggregate amount payable by Seller pursuant to Section 4.4(a) and Section 4.4(b), and Seller's maximum aggregate liability under such Sections, collectively, shall not exceed Five Hundred Thousand Dollars ($500,000).

4.5.     Interest Payment.

                  Upon delivery of the Escrow Amount to Seller, Seller shall pay to Buyer interest at a rate of 2.375% per annum on the sum of One Million Five Hundred Thousand Dollars ($1,500,000) prorated for the period beginning on the Closing Date and ending on the date that the Escrow Amount is delivered to Seller; provided, that, under no circumstances shall the amount payable by Seller to Buyer pursuant to this Section 4.5 exceed Thirty Five Thousand Dollars ($35,000).

Article 5
                         REPRESENTATIONS AND WARRANTIES

5.1.     Representations and Warranties of Seller.

                   Except as set forth on Schedule 5.1 attached hereto, Seller hereby represents and warrants to Buyer as follows:

5.1.1.   Organization and Standing.

                           JPI is a corporation duly organized, validly
existing, and in good standing under the laws of the state of Delaware. JMI-Daniels is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida.

5.1.2.   Power and Authority.

                           Seller has all requisite corporate power and
authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto and thereto and to consummate the transactions contemplated herein and therein. Provided that the Required Consents have been obtained, the execution, delivery, and performance of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby shall not, violate any provisions of Seller's organizational documents, bylaws, any law or regulation applicable to Seller, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Seller is a party or by which Seller is bound or result in the creation or acceleration of any Encumbrance on the Acquired Assets.

5.1.3.   Corporate Action; Binding Effect.

                           Subject to obtaining the Required Consents, Seller
has duly and properly taken all action required by law, Seller's organizational documents, or otherwise, to authorize the execution, delivery and performance of this Agreement and the other instruments to be executed and delivered by Seller pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Seller shall constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

5.1.4.   Intellectual Property.

                           (a) To Seller's knowledge, the Transferred Data, the
Advertising and Promotional Materials and the Assigned Trademarks, contain all the know-how, technology and trademarks used by Seller exclusively in the manufacture of the Products and used by Seller exclusively to conduct the Activities.

                           (b) Seller is the owner of or, to Seller's knowledge,
has a valid license to use, the Transferred
  Data, the Advertising and Promotional Materials, and the Assigned Trademarks. Seller can and has the right to assign the Transferred Data, the Advertising and Promotional Materials, and the Assigned Trademarks without the consent of any third party, except for the Required Consents.

                           (c) Seller is not aware of and Seller has not
received written notice of any pending or threatened claims against Seller asserting that Seller's use or possession of any of the Transferred Data, the Advertising and Promotional Materials or the Assigned Trademarks infringes or misappropriates the rights of third parties.

                           (d) Seller has not given any notice to any third
parties asserting infringement by such third parties upon any of the Transferred Data, the Advertising and Promotional Materials or the Assigned Trademarks.

5.1.5.   Rights Granted to Third Parties.

                           Except as set forth on Schedule 5.1.5, Seller has not
executed or granted to any third party, or entered into any agreement for, any license or other right to manufacture, market, or distribute the Products.

5.1.6.   Regulatory Status.

                           Except for certain ongoing reporting and
administrative requirements and except as set forth on
Schedule 5.1.6, there are no material outstanding commitments or obligations of Seller (a) to the FDA or any state or federal governmental agency or authority or any governmental agency or authority of Canada, in each case, with respect to the Products or (b) with respect to the manufacturing of Soloxine(R), to any governmental agency or authority of the United Kingdom. There have been no recalls, withdrawals, or market replacements in the past two (2) years for the Products.

5.1.7.   Laws and Regulations.

                             Seller and its Affiliates have conducted all the
Activities in accordance with all applicable laws, regulations, ordinances and statutes and in the normal conduct of its business, except where the failure to do so would not have a Material Adverse Effect.

5.1.8.   Equipment.

                             Seller is the sole and exclusive legal and
equitable owner of, and has good title to, the Equipment, free and clear of any Encumbrances, except for Encumbrances to be released on or prior to the Closing Date. At the Closing, Buyer shall acquire good title to, and all right, title and interest in and to the Equipment, free and clear of all Encumbrances, except for any Encumbrances created by or on behalf of Buyer.

5.1.9.   Assigned Contracts.

                             Each Assigned Contract is in full force and effect,
and constitutes a legal, valid and binding obligation of Seller, and to Seller's knowledge, is legally enforceable against, the respective parties thereto. Except as set forth on Schedule 5.1.9, Seller has complied with all of the material provisions of the Assigned Contracts and is not in default thereunder in any material respect, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. Except as set forth on Schedule 5.1.9, the Assigned Contracts are the only material written contracts Seller is currently a party to with respect to the conduct of the Activities.

5.1.10.  Brokers.

                             Except for Matrix Capital Markets Group, Seller
represents that no agent, broker, investment banker, financial advisor or other Person, is or shall be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Seller or any Affiliates of Seller and that Seller is responsible for any fee or commission due Matrix Capital Markets Group.

5.1.11.  Implied Warranties.

                             EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5.1,
SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE
ACQUIRED ASSETS, THE ACTIVITIES OR THE MANUFACTURE OR PACKAGING OF THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SELLER SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES. Without limiting the foregoing, Buyer acknowledges that it has not and is not relying upon any implied warranty of merchantability, fitness for a particular purpose or otherwise, or upon any representation or warranty whatsoever as to the future prospects (financial, regulatory or otherwise), or the likelihood of commercial success of the Activities or the Products or the manufacture or packaging thereof after the date of this Agreement.

5.2.     Representations and Warranties of Buyer.

                  Buyer hereby represents and warrants to Seller as follows:

5.2.1.   Organization and Standing.

                           Buyer is an entity duly organized, validly existing,
and in good standing under the laws of the state of Delaware.

5.2.2.   Power and Authority.

                           Buyer has all requisite corporate power and authority
to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto and thereto and to consummate the transactions contemplated herein and therein. Provided that the Required Consents have been obtained, the execution, delivery, and performance of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby shall not, violate any provisions of Buyer's organizational documents, bylaws, any law or regulation applicable to Buyer, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Buyer is a party or by which Buyer is bound.

5.2.3.   Corporate Action; Binding Effect.

                           Buyer has duly and properly taken all action required
by law, Buyer's organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by Buyer pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Buyer shall constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

5.2.4.   Availability of Funds.

                           Buyer currently has, and as of the Closing Date shall
have, immediately available funds necessary (a) to consummate the transactions contemplated by this Agreement and (b) to satisfy all of Buyer's post-Closing obligations.

5.2.5.   Buyer Financial Statements.

                           (a) The audited consolidated financial statements
dated December 31, 2002 and unaudited interim financial statements dated June 30, 2003 of Buyer provided to Seller (the "Buyer Financial Statements") comply as to form in all material respects with generally accepted accounting principles and any published rules and regulations applicable thereto. The Buyer Financial Statements, including all related notes and schedules, present fairly in all material respects the consolidated financial position of Buyer and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Buyer and its subsidiaries for the periods indicated, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

                           (b) Since December 31, 2002, there has not been any
adverse change in the assets, business or operations of Buyer, including any transaction, commitment, dispute, damage, destruction or loss, whether or not covered by insurance, or other event of any character (whether or not in the ordinary course of business) individually or in the aggregate which has had, or is reasonably likely to have, a material adverse effect on Buyer.

5.2.6.   Brokers.

                           Buyer represents that no agent, broker, investment
banker, financial advisor or other Person, is or shall be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Buyer or any Affiliates of Buyer.

5.3.     Limitations on Representations and Further Acknowledgements.

                  Seller does not make any representation or warranty as to the business prospects of the Products. Buyer has conducted its own thorough due diligence review and analysis, as Buyer deemed necessary and appropriate, of the Acquired Assets and of the business prospects of the Products. Buyer is not relying on any forecasts, marketing data, projections, estimates, offering brochures or materials, conversations with employees, management, or consultants, agents or brokers of Seller, market assessments, representations or warranties or other materials whether oral or written from Seller or Seller's agents, brokers or consultants as to the business prospects or potential of the Products or any other representations or warranties, express or implied, except as expressly set forth herein. Buyer further acknowledges that, except for Soloxine(R) and certain limited release and stability testing for expiration dating on the Products, Seller does not manufacture, package or test the Products and is dependent upon third parties for manufacturing, packaging and testing of the Products. Buyer acknowledges and agrees that Seller does not guarantee or warrant that (a) any such third party shall continue to manufacture, package, test or supply the Products or (b) that any such third party shall continue to manufacture, package, test or supply the Products on the pricing or other terms currently available to Seller.

Article 6
                            COVENANTS OF THE PARTIES

6.1.     Governmental Filings.

                  (a) Subject to Section 6.1(e), as promptly as practicable following the execution of this Agreement, Seller and Buyer each agree to prepare and file whatever filings, requests or applications are required or deemed advisable to be filed with any governmental authority, if any, in connection with the transactions contemplated by this Agreement, including the transfer of rights pursuant to Article 2 of this Agreement, and to cooperate with one another as reasonably necessary to accomplish the foregoing.

                  (b) Subject to Section 6.1(e), Seller and Buyer shall: (i) diligently take, or fully cooperate in the taking of, all necessary and proper steps to make such filings as required or deemed advisable pursuant to Section 6.1(a); (ii) take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other party in doing all things reasonably necessary, proper, and/or advisable under applicable law or otherwise
(A) to consummate and make effective the transactions contemplated by this Agreement and (B) obtain from any governmental authority any non-actions, clearances, waivers, consents, approvals, authorizations, permits or orders required to be obtained in connection with the execution and performance of this Agreement or the transactions contemplated by this Agreement.

                  (c) From and after the Closing Date, Buyer shall assume all regulatory responsibilities in connection with the Products, including all annual report or other regulatory filings for 2003 with the FDA and the applicable Canadian regulatory authority for each of the Products.

                  (d) Buyer shall list the Products with the FDA in accordance with 21 USC 360(j) and relevant implementing regulations and comply with all other requirements of such statutory and regulatory provisions before distributing any of the Products with labeling that bears Buyer's name. Buyer shall include its National Drug Code ("NDC") number on any Products distributed with its name on the labeling. Buyer shall also comply with all applicable regulatory requirements in Canada, the United Kingdom and elsewhere prior to distributing any of the Products with product labeling or packaging that bears Buyer's name. Any costs or expenses incurred in connection with Buyer's obligations under this Section 6.1(d) shall be the sole responsibility of, and shall be paid by, Buyer.

                  (e) Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation whatsoever in connection with any regulatory filings, requests or applications related to the Products except for Seller actions reasonably required by governmental authorities in connection therewith.

6.2.     Required Consents.

                  Buyer and Seller shall promptly apply for, and thereafter through the Closing Date, Buyer and Seller shall diligently pursue to completion, the Required Consents. Buyer agrees to cooperate with Seller to obtain the Required Consents and without limitation to the foregoing, Buyer agrees (a) promptly (i) to take, or cause to be taken, all commercially reasonable actions, and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable to obtain the Required Consents, (ii) to notify Seller of any notice or communication received by Buyer from any Person that must give a Required Consent, (iii) provide such information and communications to Seller or any Person that must give a Required Consent as Seller or any such Person may reasonably request, (iv) to use commercially reasonable efforts to avoid or eliminate each and every impediment within Buyer's control that may be asserted by any Person with respect to (A) consummation of the transactions contemplated by this Agreement or (B) obtaining promptly the Required Consents, in all events relating to (i) through (iv) above in a manner so as to enable the Closing to occur without delay and without in any manner undermining or otherwise impacting the economic rationale for Seller of the transactions contemplated by this Agreement. Neither Seller nor Buyer shall take any action (including engaging in, initiating, and/or continuing any discussion or negotiation with any Person), or fail to take any action, which such action or failure to take such action could have, or could be expected to have, the effect of delaying receipt of the Required Consents or consummation of the transactions contemplated by this Agreement or undermining or otherwise impacting the economic rationale for Seller of the transactions contemplated by this Agreement.

6.3.     Transfer of Tangible Acquired Assets.

                  (a) Subject to the terms and conditions of this Agreement, Seller shall take all commercially reasonable steps to deliver, transfer and make available to Buyer the Advertising and Promotional Materials within fifteen
(15) business days after the Closing Date. Buyer will promptly over label or revise such Advertising and Promotional Materials to reflect that Buyer is the owner and distributor of such Products.

                  (b) Notwithstanding anything to the contrary herein, Seller shall have the right to keep and use the Equipment in order to complete the manufacturing of the Additional Soloxine(R) Inventory in accordance with Section
6.9. Within thirty (30) days after completion of such manufacture of the Additional Soloxine(R) Inventory by Seller in accordance with Section 6.9, Seller shall de-install the Equipment in accordance with Seller's standard practices and operating procedures and make the Equipment available to be packed and collected by Buyer or Buyer's authorized representatives at the Seller Manufacturing Facility. All Equipment shall be shipped F.O.B. the Seller Manufacturing Facility at Buyer's expense to the Buyer Manufacturing Facility or such other locations as Buyer may determine via a carrier designated by Buyer. Seller shall bear all risk of loss to the Equipment until the Equipment has been made available to be packed and collected at the Seller Manufacturing Facility by Buyer or Buyer's authorized representative, and thereafter, Buyer shall bear all risk of loss to the Equipment.

                  (c) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1, THE EQUIPMENT IS SOLD, CONVEYED, TRANSFERRED AND DELIVERED TO BUYER "AS IS, WHERE IS," AND SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE EQUIPMENT, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SELLER SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. Effective upon Seller's making such Equipment available to be packed and collected by Buyer or Buyer's authorized representative, Buyer hereby releases and holds Seller harmless from and against any and all Damages and Liabilities to any person or property that may arise in connection with the Equipment including any use of the Equipment in the subsequent manufacture of any Product by Buyer.

6.4.     Accounts Receivable.

                  Any accounts receivable or invoices arising out of sales of the Products by or on behalf of Seller on or prior to 11:59 pm EST on the Closing Date (the "Pre-Closing Accounts Receivable") shall inure to the benefit of Seller. Any accounts receivable or invoices arising out of sales of the Products by or on behalf of Buyer after 11:59 pm EST on the Closing Date shall inure to the benefit of Buyer.

6.5.     Returns.

                  (a) (i) As of the Closing Date, each of Seller and Buyer shall process and issue credits (or render payment in such other form as the parties hereto may determine) for all returned Product they are financially responsible for in accordance with subsections (iii) and (iv) below. Buyer shall not bill Seller for the administrative costs of processing claims for returned Product for which Buyer is financially responsible for in accordance with subsections
(iii) and (iv) below. Seller shall not bill Buyer for the administrative costs of processing claims for returned Product for which Seller is financially responsible in accordance with subsections (iii) and (iv) below. Such handling of returned Product by Buyer or Seller, as applicable, and the issuance of any credits or other form of reimbursement in connection therewith, shall be in accordance with Buyer's or Seller's then current returned goods policy, as applicable. Buyer hereby agrees that Buyer shall take no actions to solicit or otherwise encourage Product returns after the Closing.

                           (ii) Seller and Buyer shall use commercially
reasonable efforts in requesting that customers direct all Product returns after the Closing Date to Buyer. Except to the extent otherwise required by applicable law or regulation, all returned Product received by Buyer or Seller after the Closing Date shall be destroyed by such party or its contractors or designees at such party's returns handling facility or a facility designated by such party. After such destruction, each party shall forward to the other party any necessary accompanying documentation required to determine the appropriate credit. If Buyer or Seller destroys Product for which the other was financially responsible as set forth in subsections (iii) and (iv) below, that party shall bill the other party for the cost of the destruction. Each such invoice shall set forth the number of units processed, together with such other information as shall be necessary to support the invoice. Each party shall, within thirty (30) days of its receipt of invoice, pay the other party for the full invoiced amount.

                           (iii) The parties hereto agree and acknowledge that
Seller shall be financially responsible only for returned Product (A) bearing Seller's NDC numbers and evidenced as being sold and distributed by Seller to customers prior to the Closing Date and (B) evidenced as being manufactured by or on behalf of Seller and returned as a result of a Manufacturing Deficiency or Product recall.

                           (iv) The parties hereto agree and acknowledge that
Buyer shall be financially responsible for all returned Product (regardless of NDC number or date of sale) other than as described in subsection (iii) above.

                  (b) After the Closing, Buyer shall be responsible for receiving and processing all customer orders and for shipping and invoicing customers for the Product. Seller shall remit to Buyer all amounts for which Seller is financially responsible pursuant to Section 6.5(a)(iii) within thirty
(30) days of Seller's receipt of evidence of its responsibility under Section 6.5(a)(iii). Promptly following the Closing, the parties shall jointly issue a letter to customers within the trade (wholesalers and distributors) notifying such customers that all future Product orders are to be placed with Buyer and any Product returns after the Closing Date are to be directed to Buyer, and providing the appropriate contact information for Buyer's personnel.

6.6.     Publicity.

                  Except as otherwise required by law or applicable stock exchange requirements or as set forth in Section 6.11, for so long as this Agreement is in effect, neither Seller nor Buyer shall, and each of them shall cause their respective Affiliates, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement without the prior written approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned.

6.7.     Bulk Transfer Laws.

                  Seller and Buyer waive compliance with any bulk sales law or similar law in connection with the consummation of the transactions contemplated herein.

6.8.     Limited Use of Acquired Assets; Noncompetition.

                  (a) From and after the Closing Date, Buyer and its Affiliates, and their respective successors and assigns, shall use, market, advertise, distribute, sell, or offer to sell the Products solely and exclusively in and to the animal health pharmaceuticals industry for administration to or treatment of domesticated animals and livestock. Buyer hereby covenants and agrees that it will not make, have made, use, market, advertise, distribute, sell or offer to sell the Products for human use, whether by prescription, over-the-counter or otherwise. Buyer and its Affiliates, and their respective successors and assigns, shall not, directly or indirectly, use any information obtained in connection with the transactions contemplated by this Agreement, including the Soloxine(R) Documents, to develop, make, use or market, or have developed, made, used or marketed, any levothyroxine product other than as an animal health pharmaceutical product to administer or treat domesticated animals and livestock.

                  (b) Buyer and its Affiliates and their respective successors and assigns, are prohibited from and will not, for a period of fifteen (15) years after the Closing Date, directly or indirectly, using or disclosing any formulation, right, use, indication, "know-how," trade secret or other intellectual property or asset included in the Acquired Assets, the Licensed Technology or otherwise obtained in connection with the transactions contemplated by this Agreement to develop, produce, have produced or market a human levothyroxine product, including a generic or bioequivalent substitute for the human product marketed by Seller and/or its Affiliates under the tradename Levoxyl(R).

                  (c) Seller, and its successors and assigns, agree not to sell products that are directly competitive with the Acquired Assets for a period of fifteen (15) years following the Closing, and not to use any formulation, right, use, indication, know-how, trade secret or other intellectual property or asset included in the Acquired Assets in the animal health pharmaceuticals industry, except as expressly permitted with respect to the manufacturing of Soloxine(R) following the Closing.

6.9.     Transfer of Manufacturing; Soloxine(R) Supply.

                  (a) Buyer shall, by not later than the first anniversary of the Closing Date, complete and accept transfer of the manufacturing of Soloxine(R) to the Buyer Manufacturing Facility, all at Buyer's sole cost and expense. Upon reasonable request by Buyer, upon reasonable notice and at mutually acceptable times, Seller shall, at Seller's sole cost and expense, provide Buyer with access to two (2) of Seller's manufacturing employees and one
(1) of Seller's chemists who are familiar with Soloxine(R) for up to forty (40) hours for each such employee in order to facilitate Buyer's transfer of the manufacturing of Soloxine(R) to the Buyer Manufacturing Facility; provided, that
(i) Seller shall have no obligation to provide such assistance after the first anniversary of the Closing; (ii) Buyer shall be limited to a total of three (3) separate meetings with each Seller employee; (iii) if the three (3) separate meetings occur with respect to any such Seller employee, Buyer shall have no further right to technical assistance from such employee regardless of whether or not Buyer's meetings with such employee have totaled forty (40) hours, and
(iv) Buyer shall have no right to visit the Seller Manufacturing Facility without the prior written consent of Seller, and any visit, if any, shall be conducted in accordance with the procedures and subject to the terms and conditions specified by Seller. Seller shall pay the travel costs and expenses for one trip for such employees to provide such assistance to Buyer at the Buyer Manufacturing Facility, and Buyer shall reimburse Seller for any travel, lodging and related expenses incurred for any additional trips related thereto. The information provided by such Seller employees to Buyer, whether written or oral, shall be deemed "Seller Confidential Information" under the License to the extent such information is not part of the Acquired Assets.

                  (b) (i) Set forth on Schedule 6.9(b)(i) is a binding forecast of Buyer's requirements for Soloxine(R) for the time period required to complete the transfer of the manufacturing of Soloxine(R) to the Buyer Manufacturing Facility (the "Soloxine(R) Forecast"); provided, however, that upon reasonable advance written notice from Buyer, Seller will, at Seller's sole discretion, use commercially reasonable efforts to accommodate Buyer's requests to alter Buyer's previously forecasted allocation of Additional Soloxine Inventory among different SKU's of the Additional Soloxine(R) Inventory than originally forecasted and set forth in the Soloxine(R) Forecast.

                           (ii) Seller shall manufacture and supply to Buyer,
and Buyer shall purchase from Seller, at the price set forth in Schedule 2.3(b), the requirements for Soloxine(R) set forth in the Soloxine(R) Forecast ("Additional Soloxine(R) Inventory"). Seller shall deliver F.O.B. the Seller Manufacturing Facility such Additional Soloxine(R) Inventory in batches as they are completed and shall complete delivery of such Additional Soloxine(R) Inventory on or before the time table for delivery set forth in Schedule 6.9(b)(i). The parties agree that the product labeling for such Additional Soloxine(R) Inventory shall be the labeling currently used by Seller and such Additional Soloxine(R) Inventory shall be subject to the provisions of Section 2.3(d). In no event shall Seller be obligated to warehouse or otherwise store any portion of such Additional Soloxine(R) Inventory on Buyer's behalf or to deliver any portion of such Additional Soloxine(R) Inventory prior to the time table for delivery set forth in Schedule 6.9(b)(i). Buyer shall remit payment to Seller for the Additional Soloxine(R) Inventory net thirty (30) days upon receipt of Seller's invoice for completed batches.

                           (iii) All Additional Soloxine(R) Inventory is
provided "AS IS" with no warranties of any kind except the warranties Seller expressly provides with respect to the Soloxine(R) portion of the Inventory in Section 2.3(f). Seller expressly disclaims any and all other warranties, including any implied warranties of merchantability or fitness for A particular purpose or otherwise. Notwithstanding anything to the contrary herein, Buyer shall be administratively and financially responsible for any and all returns of such Additional Soloxine(R) Inventory.

                           (iv) Buyer hereby grants to Seller a non-exclusive
license back to use the Acquired Assets to the extent necessary to fulfill Seller's obligations under this Section 6.9.

                  (c) Buyer shall at all times handle, warehouse, store, market, sell, distribute and otherwise dispose of the Inventory and the Additional Soloxine(R) Inventory in a high quality manner and in accordance with customary industry practice and in strict compliance with all applicable laws, rules and regulations, including current good manufacturing practices and product labeling and specifications.

6.10.    Stability Testing.

                  From and after the Closing, Buyer shall at all times be solely responsible for (i) taking and maintaining quality control and stability samples of the Products (including all Inventory and Additional Soloxine(R) Inventory), and (ii) testing stability samples of all Inventory and Additional Soloxine(R) Inventory. For a period of twelve (12) months after the Closing Date, Seller shall provide reasonable access to Seller's existing stability samples for the Products for this purpose. From and after the Closing, Buyer shall be solely responsible for all release and/or process testing regarding the Products, except for the Soloxine(R) portion of the Inventory and the Additional Soloxine(R) Inventory.

6.11.    Confidential Information.

                  (a) The terms of the confidentiality agreement previously executed between Buyer and Seller dated February 28, 2003 (the "Confidentiality Agreement") are hereby incorporated herein by reference and remain in full force and effect. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

                  (b) Notwithstanding anything herein to the contrary, either party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure.

6.12.    Product Financial Information.

                  Seller shall provide to Buyer within sixty (60) days after the Closing Date the following financial statements with respect to the Acquired Assets (collectively, the "Product Financial Statements"): (a) an audited statement of assets acquired and liabilities assumed as of December 31, 2002, and the related statement of revenue and direct expenses for the year ended December 31, 2002, together with the report thereon of PricewaterhouseCoopers LLP, independent certified public accountants of Seller; and (b) unaudited statements of revenue and direct expenses for each of the three (3) month periods ended March 31, 2003 and June 30, 2003 and for the period from July 1, 2003 through the Closing Date. Buyer shall pay all fees, costs and expenses of Seller's independent certified public accountants in connection with the audited Product Financial Statements. In the event the Securities and Exchange Commission ("SEC") advises Buyer that the Product Financial Statements are insufficient for purposes of Buyer's compliance with its reporting obligations under the Securities Exchange Act of 1934, Seller shall use commercially reasonable efforts to provide such additional financial statements as may be required by the SEC.

6.13.    Additional Assurances.

                  In addition to Seller's general obligations under Section 11.9, in the event, at any time after the Closing but prior to the first anniversary of the Closing Date, Seller or Buyer identify any material know-how, technology and trademarks used by Seller solely and exclusively in Seller's manufacture of the Products or used by Seller solely and exclusively to conduct the Activities that are not included as part of the Transferred Data, the Advertising and Promotional Materials or the Assigned Trademarks, and such items are owned by Seller, then Seller will use commercially reasonable efforts to assign such items to Buyer or to obtain for Buyer the beneficial use of such items.

Article 7
                                     CLOSING

7.1.     Closing.

                  Subject to the satisfaction of conditions in Section 8.1 and
Section 8.2, the Closing shall take place at 10:00 a.m., EDT, on September 8, 2003, or as soon thereafter as the conditions set forth in Section 8.1(c) and
Section 8.2(c) have been satisfied, or on such other date as may be mutually agreed upon in writing by the parties (the "Closing Date") at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102.

7.2.     Closing Deliveries of Seller.

                  At Closing, Seller shall deliver or cause to be delivered to Buyer, the following:

                  (a) the Bill of Sale;

                  (b) the Assignment of Trademarks;

                  (c) the Assumption Agreement;

                  (d) the License; and

                  (e) the Escrow Agreement.

7.3.     Closing Deliveries of Buyer.

                  At Closing, Buyer shall deliver or cause to be delivered to Seller (or the Escrow Agent, as applicable), the following:

                  (a)      the payments provided for in Section 4.1(a) and
Section 4.1(b) above;

                  (b) the Bill of Sale;

                  (c) the Assignment of Trademarks;

                  (d) the Assumption Agreement;

                  (e) the License; and

                  (f) the Escrow Agreement.

Article 8
                       CONDITIONS PRECEDENT TO THE CLOSING

8.1.     Conditions Precedent to Buyer's Obligations.

                  Subject to any express written waiver of such conditions by Buyer, the obligations of Buyer to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

                  (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Seller contained in this Agreement shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for changes permitted hereunder and except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true in all material respects as of such date or time)), except to the extent that the failure of such representations and warranties to be true in all material respects shall not have had a Material Adverse Effect that is continuing on the Closing Date.

                  (b) Compliance with this Agreement. Seller shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by Seller prior to or by the Closing Date, except to the extent the failure to perform such covenants, agreements and obligations shall not have had a Material Adverse Effect that is continuing on the Closing Date.

                  (c) Required Consents. The Required Consents shall have been obtained.

                  (d) New Laws or Injunction. There shall not be in effect any statute, regulation, order, decree or judgment of any governmental entity which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

                  (e) Closing Deliveries. Seller shall have delivered to or caused to be delivered to Buyer each of the documents specified in Section 7.2.

8.2.     Conditions Precedent to Seller's Obligations.

                  Subject to any express written waiver of such conditions by Seller, the obligations of Seller to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

                  (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for changes permitted hereunder and except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true in all material respects as of such date or time)), except to the extent that the failure of such representations and warranties to be true in all material respects shall not have had a material adverse effect on Buyer's ability to perform its obligations hereunder.

                  (b) Compliance with this Agreement. Buyer shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by Buyer prior to or by the Closing Date, except to the extent the failure to perform such covenants, agreements and obligations shall not have had a material adverse effect on Buyer's ability to perform its obligations hereunder; provided, that the foregoing exception shall not apply to Buyer's obligation to pay the amounts set forth in Section 2.3,
Section 4.1, or to otherwise pay any consideration for the Acquired Assets when due hereunder.

                  (c) Required Consents. The Required Consents shall have been obtained.

                  (d) New Laws, No Injunction. There shall not be in effect any statute, regulation, order, decree or judgment of any governmental entity which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

                  (e) Closing Deliveries. Buyer shall have delivered to or caused to be delivered to Seller each of the documents specified in Section 7.3.

Article 9
                                   TERMINATION

9.1.     Termination of this Agreement.

                  This Agreement may be terminated at any time prior to the Closing as follows:

                  (a) by mutual written consent of Seller and Buyer;

                  (b) by either Seller or Buyer if the Closing shall not have occurred on or before the date sixty (60) days after the date hereof (unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement); provided, that no such termination right may be exercised during any period of time that either party is making efforts to cure a breach of any representation, warranty or covenant in accordance with
Section 9.1(c) or Section 9.1(d), as applicable;

                  (c) by Buyer, upon a breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement, in any case, such that the conditions set forth in Section 8.1(a) or Section 8.1(b) would not be satisfied as a result of such breach; provided, that such breach has not been cured by Seller within sixty (60) business days after Seller receives written notice of such breach from Buyer; and

                  (d) by Seller, upon breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement, in any case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as a result of such breach; provided, that such breach has not been cured by Buyer within sixty (60) business days after Buyer receives written notice of such breach from Seller; provided, further, that Buyer shall have no such sixty (60) business day cure period with respect to any breach by Buyer of its obligation to pay the amounts set forth in Section 2.3 or Section 4.1 or to otherwise pay any consideration for the Acquired Assets when due hereunder.

9.2.     Effect of Termination.

                  If this Agreement is terminated pursuant to Section 9.1(a)-(d), this Agreement shall become null and void and of no further force and effect, except for the provisions of (a) Section 6.6 relating to publicity,
(b) Section 6.8(a), (c) Section 6.11 relating to the obligation of Buyer to keep confidential certain information and data obtained by Buyer from Seller or Affiliates of Seller, (d) Sections 9.1 and 9.2, (e) Section 11.7 relating to governing law and (f) Section 11.8 relating to certain expenses. Nothing in this
Section 9.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

9.3.     Specific Performance.

                  The parties acknowledge that the transactions contemplated hereby are unique and specifically identifiable. Accordingly, the parties further agree and stipulate that, if (a) the Closing does not occur because of the willful failure of Seller, on the one hand, or Buyer, on the other hand, to perform their respective obligations hereunder or (b) the parties violate their respective obligations under Section 2.3(d) or under Section 6.8, then (i) monetary damages and any other remedy at law shall not be adequate, (ii) the non-defaulting party shall be entitled to specific performance as the remedy for such breach, (iii) each party agrees to waive any objection to the remedy of specific performance, (iv) each party agrees that the granting of specific performance by any court shall not be deemed to be harsh or oppressive to the party who is ordered specifically to perform its obligations under this Agreement and (v) in connection with any action for specific performance, the prevailing party shall be entitled to reasonable attorneys' fees and other costs of prosecuting or defending such action. The right to seek specific performance hereunder shall not preclude any party to seek any other remedy at law or in equity.

Article 10
                           INDEMNIFICATION; INSURANCE

10.1.    Survival.

                  The representations and warranties of Seller and Buyer contained in this Agreement shall survive for a period of six (6) months from and after the Closing Date; provided, that Seller's representations and warranties contained in Section 2.3(f) and Section 6.9(b)(iii) shall survive for a period of twelve (12) months from and after the Closing Date. The covenants of Seller and Buyer shall not survive the Closing, except to the extent such covenants by their terms contemplate or may involve actions to be taken or obligations in effect after the Closing, including the covenants set forth in
Section 6.8, which covenants shall survive in accordance with their terms; provided, that Seller's obligations under Section 10.2(a) and Buyer's obligations under Section 10.3(a) shall terminate on the six (6) month anniversary of the Closing Date, except with respect to Seller's representations and warranties set forth in Section 2.3(f) and Section 6.9(b)(iii), with respect to which Seller's obligations under Section 10.2(a) shall terminate on the twelve (12) month anniversary of the Closing Date. Notwithstanding anything to the contrary, any representation, warranty or covenant which is the subject of a claim which is asserted in writing after the Closing Date within the survival periods specified in this Section 10.1 shall survive with respect to such claim or dispute until final resolution thereof.

10.2.    Indemnification by Seller.

                  Subject to this Article 10, from and after the Closing Date, Seller shall indemnify, defend and hold Buyer harmless from and against any and all Damages incurred or suffered by Buyer to the extent caused by:

                  (a) any material breach of any representation or warranty made by Seller in this Agreement;

                  (b) any material breach of any covenant, agreement or undertaking on the part of Seller contained in this Agreement; or

                  (c) any failure to pay, perform or discharge any Excluded Liabilities.

10.3.    Indemnification by Buyer.

                  Subject to this Article 10, from and after the Closing Date, Buyer shall indemnify, defend and hold Seller harmless from and against any and all Damages incurred or suffered by Seller to the extent caused by:

                  (a) any material breach of any representation or warranty made by Buyer in this Agreement;

                  (b) any material breach of any covenant, agreement or undertaking on the part of Buyer contained in this Agreement; or

                  (c) any failure to pay, perform or discharge any Assumed Liabilities.

10.4.    Procedures.

                  Promptly after receipt by a party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section
10.2 or Section 10.3, such party (the "Indemnified Party") shall give the other party (the "Indemnifying Party") written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Article, except to the extent that such failure to give notice materially prejudices the Indemnifying Party's ability to defend such claim. The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking such indemnification. If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly (and in any event not less than ten (10) days after receipt of the Indemnified Party's original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability. All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. If the Indemnifying Party (i) elects not to compromise or defend the asserted liability, (ii) fails to notify the Indemnified Party of its election to compromise or defend as herein provided, (iii) fails to admit its obligation to indemnify under this Agreement with respect to the claim, or, (iv) if in the reasonable opinion of the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief other than the payment of money damages that could materially adversely affect the ongoing business of the Indemnified Party in any manner, the Indemnified Party shall have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs, expenses, and any payment made therewith shall be included as part of the indemnification obligation of the Indemnifying Party hereunder. Notwithstanding the foregoing, the Indemnified Party may not settle or compromise any claim without consent of the Indemnifying Party. The Indemnified Party shall have at all times the right to participate fully in the defense, at its own expense, provided, however, that the Indemnifying Party shall pay the legal fees of one counsel for the Indemnified Party if the Indemnified Party has been advised by counsel that there would be a conflict of interest in having the same counsel represent the Indemnified Party and the Indemnifying Party. In connection with the defense of any claim, each party shall make available to the party controlling the defense any books, records or other documents within its control that are necessary or appropriate for such defense; provided, however, any such books, records or other documents which are made available hereunder shall be held in strict confidence by the receiving party and such disclosure obligation shall apply only to the extent that such books, records or other documents relate to the Products. Notwithstanding anything to the contrary in this Section 10.4, (a) the party conducting the defense of a claim shall (i) keep the other party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other party is not participating jointly in the defense of such claim), and (ii) conduct the defense of such claim in a prudent manner, and (b) the Indemnifying Party shall not cease to defend, settle or otherwise dispose of any claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

10.5.    Limitations on Indemnification Obligations.

                  (a) Seller shall have no obligation or liability to Buyer pursuant to Section 10.2(a) or Section 10.2(b) of this Agreement, except to the extent that the aggregate amount of Damages incurred or suffered by Buyer which Seller is otherwise responsible for under such Sections exceeds Fifty Thousand Dollars ($50,000) (the "Deductible"), at which time Buyer shall be entitled to assert claims against Seller for Damages in excess of, but excluding, the Deductible; provided, however, that the maximum liability of Seller for all claims by Buyer under Section 10.2(a) and Section 10.2(b) of this Agreement together shall not in any case exceed Three Million Dollars ($3,000,000) in the aggregate (the "Cap").

                  (b) Buyer shall have no obligation or liability to Seller pursuant to Section 10.3(a) or Section 10.3(b) of this Agreement, except to the extent that the aggregate amount of Damages incurred or suffered by Seller which Buyer is otherwise responsible for under such Sections exceeds the Deductible, at which time Seller shall be entitled to assert claims against Buyer for Damages in excess of, but excluding, the Deductible; provided, however, that the maximum liability of Buyer for all claims by Seller under Section 10.3(a) and
Section 10.3(b) of this Agreement, together, shall not in any case exceed the Cap.

10.6.    Indemnification Payment Adjustments.

                  The amount of any Damages for which indemnification is provided under this Article 10 shall be reduced by the insurance proceeds received and any other amount recoverable by the Indemnified Party with respect to any Damages. If any Indemnified Party shall have received any payment pursuant to this Article 10 with respect to any Damages and shall subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (a) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Article 10 with respect to such Damages and
(b) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, in no event shall such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Article 10 with respect to such Damages.

10.7.    No Offset.

                  If any matter as to which Buyer may be able to assert a claim is pending or unresolved at the time any payment is due from Buyer to Seller under this Agreement or otherwise, Buyer shall have no right to offset, deduct, counterclaim or otherwise withhold from such payment due to Seller any amount with respect to any pending or unresolved claims whether or not such claims arise out of or relate to this Agreement or any other matter.

10.8.    Further Limitations.

                  (a) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR THE INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF THE OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THE PERFORMANCE OF, OR THE FAILURE TO PERFORM, ANY OBLIGATION(S) SET FORTH HEREIN, EXCEPT FOR SUCH DAMAGES ARISING FROM THIRD PARTY CLAIMS.

                  (b) So long as Buyer has indemnification obligations under this Agreement, Buyer shall maintain at its own expense insurance coverage adequate to satisfy Buyer's indemnification obligations hereunder, which in any event shall include at least the insurance coverage for Buyer and its Affiliates with the policy limits that are currently in place for Buyer and its Affiliates, as set forth on the attached Schedule 10.8(b). Maintenance of such insurance coverage shall not relieve Buyer of any responsibility under this Agreement for Liabilities in excess of insurance limits or otherwise. If any Liabilities are covered by insurance, Buyer shall exhaust claims against such policies.

                  (c) Each Indemnified Party's rights under Article 10 shall not be deemed to have been waived or otherwise affected by such Indemnified Party's waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant to this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party's right under
Article 10.

                  (d) Each party agrees to use reasonable efforts to mitigate any Damages which form the basis for any claim for indemnification hereunder.

10.9.    Sole and Exclusive Remedy.

                  Except with respect to fraud and the rights to specific performance provided in Section 9.3(b) and all equitable remedies, including declarative and injunctive relief, from and after the Closing Date, the indemnification rights provided in Article 10 of this Agreement shall be the sole and exclusive remedy available under contract, tort or any other legal theory to Buyer with respect to any Damages, including any debts, liabilities, damages, obligations, claims, demands, judgments, and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, including all costs and expenses, including interest, penalties, attorneys' fees and any amounts paid in investigation, defense or settlement of any of the foregoing incurred or sustained pursuant to or in connection with this Agreement or the transactions contemplated hereby including any claims for breaches of representations, warranties, covenants or agreements contained in this Agreement, or any certificate delivered pursuant to this Agreement or otherwise in connection with this Agreement.

Article 11
                                  MISCELLANEOUS

11.1.    Notices.

                  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, prepaid telex, cable, courier, telegram or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by telex, cable or telegram shall be deemed to have been given on the date received) as follows:

                  If to Buyer, as follows:

                  Virbac Corporation
                  3200 Meacham Boulevard
                  Fort Worth, Texas  76137
                  Facsimile: (817) 831-8362
                  Attn:  Thomas L. Bell

                  With a copy to:

                  Blank Rome LLP
                  600 New Hampshire Avenue, NW
                  Washington, DC 20037
                  Facsimile:  (202) 772-5960
                  Attn: Michael Joseph

                  If to Seller, as follows:

                  JMI-Daniels Pharmaceuticals, Inc.
                  c/o King Pharmaceuticals, Inc.
                  501 Fifth Street
                  Bristol, Tennessee  37620
                  Facsimile:  (423) 989-8055
                  Attn:  President

                  With a copy to:

                  King Pharmaceuticals, Inc.
                  501 Fifth Street
                  Bristol, Tennessee  37620
                  Facsimile:  (423) 989-6282
                  Attn:  General Counsel/Legal Affairs


or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 11.1 by any party hereto to the other party.

11.2.    Entire Agreement.

                  This Agreement, its Appendices, Exhibits and Schedules, the Confidentiality Agreement, the Escrow Agreement and the License constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the parties relating thereto.

11.3.    Waiver; Remedies.

                  No delay on the part of Seller or Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Seller or Buyer of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.4.    Amendment.

                  This Agreement may be modified or amended only by written agreement of the parties hereto.

11.5.    No Third-Party Rights.

                  No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights in or obligations of any Person not a party to this Agreement.

11.6.    Successors and Assigns.

                  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither Seller nor Buyer may assign any of its rights, duties or obligations hereunder without the prior written consent of the other, which consent may be withheld in the other's sole discretion. Any purported assignment without a required consent shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment of this Agreement or of any rights hereunder shall relieve the assigning party of any of its obligations or liability hereunder.

11.7.    Governing Law.

                  This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee excluding any choice of law rules which may direct the application of the law of another state.

11.8.    Fees and Expenses.

                  Regardless of whether or not the transactions contemplated by this Agreement are consummated, except as may be otherwise specified herein, each party shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

11.9.    Further Assurances.

                  Each party shall execute and deliver such additional instruments and other documents and use all commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to consummate the transactions contemplated hereby.

11.10.   Interpretation.

                  The parties hereto acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the terms and provisions of this Agreement shall be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement; (c) all section titles or captions contained in this Agreement or in any Appendix or Schedule referred to herein or annexed to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; and (d) each Appendix, Exhibit and Schedule hereto is incorporated by reference and made a part of this Agreement.

11.11.   No Joint Venture.

                  Nothing contained herein shall be deemed to create any joint venture or partnership between the parties hereto, and, except as is expressly set forth herein, neither party shall have any right by virtue of this Agreement to bind the other party in any manner whatsoever.

11.12.   Severability.

                  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions shall not be affected thereby.

11.13.   Counterparts.

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.



             [The remainder of this page intentionally left blank.]

                  IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Asset Purchase Agreement as of the date first above written.



                 SELLER:

                 JONES PHARMA INCORPORATED


                 By:
                    ----------------------------------------------------
                 Name:
                      --------------------------------------------------
                 Title:
                       -------------------------------------------------


                 JMI-DANIELS PHARMACEUTICALS, INC.


                 By:
                    ----------------------------------------------------
                 Name:
                      --------------------------------------------------
                 Title:
                       -------------------------------------------------


                 BUYER:

                 VIRBAC CORPORATION


                 By:
                    ----------------------------------------------------
                 Name:
                      --------------------------------------------------
                 Title:
                       -------------------------------------------------

               List of Appendices, Exhibits and Schedules

 Appendix A - Assigned Contracts
 Appendix B - Assigned Trademarks
 Appendix C - Soloxine(R) Documents
 Appendix D - Equipment
 Appendix E - Required Consents

 Exhibit A - Assignment of Trademarks Exhibit B - Assumption
 Agreement Exhibit C - Bill of Sale and Assignment of Assets
 Exhibit D - Escrow Agreement Exhibit E - License

 Schedule 2.1(h)       -   Purchase Orders
 Schedule 2.3(a)           -      Inventory
 Schedule 2.3(b)           -      Inventory Purchase Price
 Schedule 4.4(b)           -      Product Financial Information
 Schedule 5.1              -      Representations and Warranties of Seller
 Schedule 5.1.5            -      Rights Granted to Third Parties
 Schedule 5.1.6            -      Regulatory Status
 Schedule 5.1.9            -      Assigned Contracts
 Schedule 6.9(b)(i)        -      Soloxine(R)Forecast and Delivery Time Table
 Schedule 10.8(b)          -      Insurance